FORM 8-A/A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  CD RADIO INC.
                                  -------------
             (Exact name of registrant as specified in its charter)

              Delaware                                     52-1700207
              --------                                     ----------
(State of incorporation or organization)       (IRS Employer Identification No.)


              1180 Avenue of the Americas, New York, New York 10019
              -----------------------------------------------------
                    (Address of principal executive offices)

         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]


        Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                               Name of each exchange on which
to be so registered                               each class is to be registered
-------------------                               ------------------------------
       None                                                     N/A


        Securities to be registered pursuant to Section 12(g) of the Act:

                    Series B Preferred Stock Purchase Rights
                    ----------------------------------------
                                (Title of Class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         On October 22, 1997, the Board of Directors of CD Radio Inc. (the "Company") declared a dividend distribution of one Right for each outstanding share of Common Stock, par value $0.001 per share (a "Common Share"), of the Company to stockholders of record at the close of business on November 3, 1997 (the "Record Date"). In addition, any holder issued Common Shares by the Company after the Record Date shall also receive one Right for each such share. Except as set forth in the Rights Agreement (as defined below), each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series B Preferred Stock, par value $0.001 per share ("Series B Shares"), at a price of $115.00 (the "Purchase Price"), subject to adjustment. The Purchase Price shall be paid in cash. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, a copy of which was filed as Exhibit 1 to the Company's Form 8-A dated October 27, 1997.

         On October 8, 1998, the Company agreed to sell 5,000,000 shares of Common Stock to Prime 66 Partners, L.P., a Texas limited partnership ("Prime"). The terms of the transaction are set forth in a Stock Purchase Agreement (the "Prime Stock Purchase Agreement"), dated as of October 8, 1998, between the Company and Prime, a copy of which is filed as Exhibit 99.1 to the Company's Form 8-K dated October 13, 1998, which is incorporated herein by reference.

         On October 13, 1998, the Company amended the Rights Agreement (the "First Amendment") to render it inapplicable to the transactions contemplated by the Prime Stock Purchase Agreement and to permit Prime, and any other person deemed to beneficially own the shares of Common Stock owned by Prime, to purchase and own up to an additional 1% of the outstanding shares of Common Stock without Prime becoming an "Acquiring Person" within the meaning of the Rights Agreement. A copy of the First Amendment to the Rights Agreement is filed as Exhibit 99.2 to the Company's Form 8-K dated October 13, 1998, which is incorporated herein by reference.

         On November 13, 1998, the Company agreed to sell 1,350,000 shares of its 9.2% Series A Junior Cumulative Convertible Preferred Stock (the "Series A Junior Preferred Stock") to Apollo Investment Fund IV, L.P. ("AIF") and Apollo Overseas Investors IV, L.P. ("AOP" and, together with AIF, the "Apollo Investors"), and the Apollo Investors granted the Company an option to sell 650,000 shares of its 9.2% Series B Junior Cumulative Convertible Preferred Stock (the "Series B Junior Preferred Stock" and, together with the Series A Junior Preferred Stock, the "Junior Preferred Stock") to the Apollo Investors. The terms of the transaction are set forth in a Stock Purchase Agreement (the "Apollo Stock Purchase Agreement"), dated as of November 13, 1998, between the Company and the Apollo

Investors, a copy of which is filed as Exhibit 99.1 to the Company's Form 8-K dated November 17, 1998, which is incorporated herein by reference.

         On November 13, 1998, the Company amended the Rights Agreement (the "Second Amendment") to render it inapplicable to the transactions contemplated by the Apollo Stock Purchase Agreement and to permit the Apollo Investors, and any other person deemed to beneficially own the shares of Junior Preferred Stock owned by the Apollo Investors, to (i) purchase shares of Junior Preferred Stock pursuant to the Apollo Stock Purchase Agreement, (ii) acquire additional shares of Junior Preferred Stock pursuant to dividends declared on the Junior Preferred Stock, (iii) acquire additional shares of Common Stock upon the conversion of shares of Junior Preferred Stock into shares of Common Stock, and (iv) acquire up to an additional 1% of the outstanding shares of Common Stock, without the Apollo Investors becoming "Acquiring Persons" within the meaning of the Rights Agreement. On December 23, 1998, the Company amended and restated the Second Amendment (the "Amended and Restated Amendment") to make certain technical corrections to the provision of the Second Amendment excluding the Apollo Investors from the definition of "Acquiring Person" in the Rights Agreement in respect of the Junior Preferred Stock. A copy of the Second Amendment is filed as Exhibit 99.7 to the Company's Form 8-K dated November 17, 1998, which is incorporated herein by reference. A copy of the Amended and Restated Amendment is filed as Exhibit 6 hereto and is incorporated herein by reference.

ITEM 2.  EXHIBITS.

         1. Rights Agreement, dated as of October 22, 1997, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, a copy of which was filed as Exhibit 1 to the Company's Form 8-A dated October 27, 1997.

         2. Stock Purchase Agreement, dated as of October 8, 1998, between the Company and Prime (filed as Exhibit
                  99.1 to the Company's Form 8-K dated October 13, 1998 and incorporated herein by reference).

         3. Amendment to the Rights Agreement, dated October 13, 1998, between the Company and Continental Stock Transfer & Trust Company (filed as Exhibit 99.2 to the Company's Form 8-K dated October 13, 1998 and incorporated herein by reference).

         4. Stock Purchase Agreement, dated as of November 13, 1998, among the Company, AIF and AOP (filed as
                  Exhibit 99.1 to the Company's Form 8-K dated November 17, 1998 and incorporated herein by reference).

         5. Amendment to the Rights Agreement, dated November 13, 1998, between the Company and Continental Stock Transfer & Trust Company (filed as Exhibit 99.7 to the Company's Form 8- K dated November 17, 1998 and incorporated herein by reference).

         6.       Amended and Restated Amendment to the Rights
                  Agreement, dated December 22, 1998, between the
                  Company and Continental Stock Transfer & Trust
                  Company.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                     CD RADIO INC.


                                     By: /s/ Patrick L. Donnelly
                                     ---------------------------
                                     Patrick L. Donnelly
                                     Executive Vice President, General Counsel
                                     & Secretary

Date: January 6, 1999